Exhibit 10.2

EMPLOYMENT AGREEMENT

This Employment Agreement (“Agreement”) is executed on this 18th day of May, 2007, by and between Atlas America, Inc., a Delaware corporation (“Atlas”), and Richard L. Redmond Jr. (“Mr. Redmond”).

BACKGROUND

A. Mr. Redmond currently serves as the President of DTE Gas & Oil Company, a Michigan corporation (“DGO”).

B. A subsidiary of Atlas Energy Resources, LLC (“Atlas Energy”), a Delaware limited liability company, controlled and operated by Atlas, is indirectly acquiring all of the equity interests of DGO (the “Closing”).

C. Mr. Redmond and Atlas desire to formally set forth the terms, conditions and agreements regarding Mr. Redmond’s employment as President and Chief Executive Officer of ATN Michigan, LLC (“ATN Michigan”), an indirect subsidiary of Atlas Energy, subsequent to the Closing. The date of the Closing shall be referred to herein as the “Effective Date.”

AGREEMENT

NOW, THEREFORE, in consideration of the premises and the mutual promises and covenants set forth herein, and intending to be legally bound hereby, Atlas and Mr. Redmond hereby agree as follows:

1 Employment. During the term of this Agreement, Mr. Redmond shall be employed by Atlas or one of its affiliates and serve as President and Chief Executive Officer of ATN Michigan, LLC. Mr. Redmond will also be named a Senior Vice President of Atlas Energy and Atlas Energy Management, Inc.

2 Duties. Mr. Redmond shall report to, and accept direction from the President of Atlas Energy, currently Richard D. Weber. Mr. Redmond shall serve Atlas diligently, competently and to the best of his abilities. Mr. Redmond shall devote all of his time and attention to the business of Atlas Energy and its affiliates, and shall not undertake any other duties which conflict with these responsibilities. Mr. Redmond shall render such services as may reasonably be required of him to accomplish the business purposes of Atlas Energy, and such duties as may be assigned to him from time to time.

3 Term. Mr. Redmond’s employment hereunder shall commence on the Effective Date and continue in full force and effect for a period of four (4) years, unless sooner terminated in accordance with the provisions hereof (the “Term”). The Term may be extended by the mutual agreement of the parties.

4 Compensation.

a) Base Compensation. Mr. Redmond’s compensation during the Term shall be determined by the Compensation Committee of the Board of Directors of Atlas (the “Compensation Committee”), subject to the next sentence and Sections 4b) and 4(c). During the initial year of the Term, Atlas shall pay to Mr. Redmond base compensation initially in an amount equal to $300,000 per annum (“Base Compensation”). Mr. Redmond’s Base Compensation will be payable in accordance with the general payroll practices of Atlas. It is understood that the Compensation Committee will review Mr. Redmond’s performance on an annual basis and may increase his Base Compensation based upon his performance.

(b) Minimum Cash Bonuses. During each year of the Term, Mr. Redmond shall receive a minimum cash bonus in an amount equal to $300,000 (the “Minimum Cash Bonus”). The Minimum Cash Bonus shall be paid to Mr. Redmond by the date sixty (60) days following each calendar year. The initial Minimum Cash Bonus shall be paid in the first quarter of 2008; however, Mr. Redmond is not entitled to receive a pro rata portion of the Minimum Cash Bonus for the stub period of the last calendar year of the Term.

(c) Incentive Cash Bonuses. Beginning in 2008, Mr. Redmond will be eligible to receive an incentive cash bonus for each year of the Term, payable simultaneously with the Minimum Cash Bonus. For the 2008 year, Mr. Redmond will be eligible to receive an additional cash incentive award of $250,000 if the production, on a natural gas equivalents basis, for ATN Michigan, not including the effects of any subsequent acquisitions, exceeds 24 Bcfe. If the 2008 production exceeds 25.2 Bcfe, Mr. Redmond shall be eligible to receive another $250,000. For 2009, Mr. Redmond shall be eligible to receive an additional incentive cash bonus of $250,000 if production in 2009 exceeds 25.3 Bcfe, and another $250,000 if 2009 production exceeds 26.7 Bcfe. Notwithstanding the forgoing, any incentive cash bonus for which Mr. Redmond is eligible, shall be adjusted by the percentage deviation of ATN Michigan’s Lease Operating Expense (“LOE”) per mcfe, for the year in which the incentive cash bonus is being calculated, from a base LOE/mcfe of $.55/mcfe. For example, if LOE/mcfe in 2008 is 10% lower than $.55/mcfe, then Mr. Redmond’s incentive cash bonus would be adjusted by multiplying the award by 110%. If the LOE/mcfe in 2008 is 10% higher than $.55/mcfe, then Mr. Redmond’s incentive cash bonus would be adjusted by multiplying the award by 90%. Notwithstanding any other provision of this Section 4(c), Mr. Redmond must be employed by Atlas or Atlas Energy on the date the incentive cash bonus is due to be paid in order to receive such bonus, unless Mr. Redmond has been terminated without Cause (as defined below) or resigned for Good Reason (as defined below) between December 31 of such year and the date such incentive cash bonus is to be paid for such year. Mr. Redmond will be eligible for additional cash incentives in the event ATN Michigan makes subsequent acquisitions.

(d) Equity Compensation. All securities, including units or shares issuable on exercise of options, shall be non-assessable and subject to the same rights, privileges, preferences and distributions as the same class of securities held by other holders.

(i) Atlas Energy Resources, LLC. Pursuant to the Long-Term Incentive Plan of Atlas Energy, on the Effective Date Mr. Redmond shall be granted 35,000 Restricted Units of Atlas Energy having Distribution Equivalent Rights. In addition, on the Effective Date, Mr. Redmond shall be granted restricted options to purchase 100,000 units of Atlas Energy having a strike price equal to the closing price of Atlas Energy’s units on the Effective Date and having a ten-year term. These restricted securities shall vest 25% on Mr. Redmond’s third anniversary of employment and 75% on his fourth anniversary of employment.

(ii) Atlas. Pursuant to the Long-Term Incentive Plan of Atlas, on the Effective Date Mr. Redmond shall be granted restricted options to purchase 20,000 common shares of Atlas having a strike price equal to the closing price of Atlas’s common shares on the Effective Date and having a ten-year term. These restricted securities shall vest 25% on Mr. Redmond’s third anniversary of employment and 75% on his fourth anniversary of employment.

5. Benefits.

Mr. Redmond shall be entitled to receive the following benefits from Atlas:

(a) Participation in Plans. Mr. Redmond shall be entitled to participate in all applicable incentive, savings, and retirement plans, practices, policies, and programs of Atlas and in any group life, hospitalization or disability insurance plans, and health programs, in each case to the extent Mr. Redmond is eligible under the terms of such plans or programs.

(b) Disability. Mr. Redmond shall be eligible for any short and long term disability and any life insurance plans or programs that are available to senior executives of Atlas in each case to the extent Mr. Redmond is eligible under the terms of such plans or programs.

(c) Reimbursement of Expenses. Atlas shall reimburse Mr. Redmond for all reasonable expenses incurred by Mr. Redmond in the performance of his duties, including without limitation expenses incurred during business-related travel. Mr. Redmond shall present to Atlas, from time to time, an itemized account of such expenses in such form as may be required by Atlas.

(d) Automobile. Atlas shall pay for one (1) automobile to be used by Mr. Redmond for any purpose. The make and model of the automobile shall be approved by the President and Chief Operating Officer of Atlas Energy.

(e) Blackberry/Cellular Phone. Atlas shall pay all expenses relating to Mr. Redmond’s use of a blackberry and cellular phone.

6. Termination.

Anything herein contained to the contrary notwithstanding, Mr. Redmond’s employment hereunder shall terminate as a result of any of the following events:

(a) Mr. Redmond’s death.

(b) Termination by Atlas, for Cause. “Cause” shall encompass the following: (i) Mr. Redmond has committed any act of significant fraud; (ii) illegal conduct or gross misconduct by Mr. Redmond, in either case that is willful and results in material and demonstrable damage to the business or reputation of Atlas or any of its affiliates; (iii) Mr. Redmond is convicted of a crime other than a traffic offense; (iv) the continued failure of Mr. Redmond substantially to perform his duties under this Agreement (other than as a result of physical or mental illness or injury), after Atlas delivers to Mr. Redmond a written demand for substantial performance that specifically identifies, with reasonable opportunity to cure, the manner in which Atlas believes that Mr. Redmond has not substantially performed his duties; or (v) Mr. Redmond has failed to follow reasonable written directions of the Board of Directors of Atlas or Atlas Energy or the President of Atlas Energy which are consistent with his duties hereunder and not in violation of applicable law, provided Mr. Redmond shall have ten business days after written notice to cure such failure.

(c) Termination by Atlas without Cause.

(d) Mr. Redmond becomes disabled by reason of physical or mental disability for more than one hundred eighty (180) business days in the aggregate or a period of ninety (90) consecutive business days during any 365-day period and the Board determines, in good faith and in writing, that Mr. Redmond, by reason of such physical or mental disability, is rendered unable to perform his duties and services hereunder (a “Disability”). A termination of Mr. Redmond’s employment by Atlas for Disability shall be communicated to Mr. Redmond by written notice, and shall be effective on the thirtieth (30th) day after receipt of such notice by Mr. Redmond (the “Disability Effective Date”), unless Mr. Redmond returns to full-time performance of his duties before the Disability Effective Date.

(e) A termination by Mr. Redmond for Good Reason upon thirty (30) days’ prior written notice to Atlas. “Good Reason” shall mean: (i) any action by Atlas that results in a material diminution in Mr. Redmond’s position, authority, duties, or responsibilities, other than an isolated, insubstantial, and inadvertent action that is remedied by Atlas promptly after receipt of written notice thereof from Mr. Redmond; (ii) any purported termination of Mr. Redmond’s employment by Atlas for a reason or in a manner not expressly permitted by this Agreement; (iii) any reduction of Mr. Redmond’s Base Compensation or Minimum Cash Bonus below the amount of his Base Compensation or Minimum Cash Bonus on the Effective Date; (iv) Atlas or Atlas Energy requires Mr. Redmond to permanently relocate his primary residence outside the Traverse City area; or (v) any other substantial breach of this Agreement by Atlas that either is not taken in good faith or is not remedied by Atlas promptly after receipt of written notice thereof from Mr. Redmond; provided, however, that termination by Mr. Redmond for Good Reason shall be effective only if such failure has not been cured within thirty (30) days after written notice of such failure has been given to Atlas. A termination of employment by Mr. Redmond for Good Reason shall be effectuated by giving Atlas written notice of the termination within two (2) months of the event constituting Good Reason, setting forth in reasonable detail the specific conduct of Atlas that constitutes Good Reason and the specific provision(s) of this Agreement on which Mr. Redmond relies.

(f) Termination by Mr. Redmond for any reason other than those set forth in Section 6(e) (other than Mr. Redmond’s death or disability) upon 180 day’s prior written notice to Atlas.

(g) The “Date of Termination” means the date of Mr. Redmond’s death, the Disability Effective Date, the date on which the termination of Mr. Redmond’s employment by Atlas for Cause or without Cause or by Mr. Redmond for Good Reason is effective, or the date on which Mr. Redmond gives Atlas notice of a termination of employment without Good Reason, as the case may be.

7. Effect of Termination.

(a) Death. If Mr. Redmond’s employment is terminated by reason of Mr. Redmond’s death during the Term, Atlas shall pay to Mr. Redmond’s designated beneficiaries (or, if there is no such beneficiary, to Mr. Redmond’s estate or legal representative), in a lump sum in cash within sixty (60) days after the Date of Termination, the sum of the following amounts: (1) any portion of Mr. Redmond’s Base Compensation through the Date of Termination that has been earned but not yet been paid; (2) the proportionate share of the Minimum Cash Bonus calculated through the Date of Termination; (3) any accrued but unpaid vacation pay through the Date of Termination; and (4) an amount equal to one year of Mr. Redmond’s Base Compensation as of the Date of Termination. In the event of termination under this Section 7(a), all other benefits, payments or compensation to be provided to Mr. Redmond hereunder shall terminate and Mr. Redmond’s rights in any stock option or incentive plans shall be governed solely by the terms of the applicable plan and grant.

(b) Disability. Upon the termination of Mr. Redmond’s employment pursuant to Section 6(d) hereof due to Mr. Redmond’s disability, Mr. Redmond shall be entitled to receive in a lump sum in cash within sixty (60) days after the Date of Termination, the sum of the following amounts: (1) any portion of Mr. Redmond’s Base Compensation through the Date of Termination that has been earned but not yet been paid; (2) the proportionate share of the Minimum Cash Bonus calculated through the Date of Termination, (3) any accrued but unpaid vacation pay through the Date of Termination. In the event of termination under this Section 7(b), the continuation of all other benefits shall be subject to the employment policies adopted by Atlas and Mr. Redmond’s rights in any stock option or incentive plans shall be governed solely by the terms of the applicable plan and grant. If Mr. Redmond is terminated by reason of Disability, Mr. Redmond shall assign to Atlas any benefits received from disability insurance provided to him by Atlas during the period in which he is receiving payments pursuant to this Section 7(b).

(c) By Atlas for Cause; By Mr. Redmond Other than for Good Reason. If Mr. Redmond’s employment is terminated by Atlas for Cause during the Term, Atlas shall pay Mr. Redmond his Base Compensation through the Date of Termination to the extent earned but not yet paid. If Mr. Redmond voluntarily terminates employment during the Term, other than for Good Reason, Atlas shall pay Mr. Redmond his Base Compensation through the Date of Termination to the extent earned but not yet paid. In the event of termination under this Section 7(c), all other benefits, payments or compensation to be provided to Mr. Redmond hereunder shall terminate and the rights of Mr. Redmond in any stock option or incentive plans shall be governed solely by the terms of the applicable plan and grant.

(d) By Atlas Other than for Cause, Death or Disability; by Mr. Redmond for Good Reason. If, during the Term, Atlas terminates Mr. Redmond’s employment, other than for Cause, Death or Disability, or Mr. Redmond terminates employment for Good Reason, Atlas shall elect to either (A) pay to Mr. Redmond amounts equal to the greater of (i): (1) Base Compensation as set forth in Section 4(a) as if he had remained employed by the Company for the Term of this Agreement, payable at the time when the same would have become due and payable if such termination had not occurred, and (2) the Minimum Cash Bonus as if Mr. Redmond had remained employed by the Company for the Term of this Agreement, payable within sixty (60) days after the end of such year, or (ii) (1) Base Compensation as set forth in Section 4(a) as if he had remained employed by the Company for two years from the Date of Termination, payable at the time when the same would have become due and payable if such termination had not occurred, and (2) the Minimum Cash Bonus as if Mr. Redmond had remained employed by the Company for two years from the Date of Termination, payable within sixty (60) days after the end of such year; or (B) pay to Mr. Redmond $600,000 within sixty (60) days after the Date of Termination and release Mr. Redmond from his obligations pursuant to Section 9(a) hereof. The payments and benefits provided pursuant to this Section 7(d) are intended as liquidated damages for a termination of Mr. Redmond’s employment by Atlas other than for Cause or for the actions of Atlas leading to a termination of Mr. Redmond’s employment by Mr. Redmond for Good Reason, and shall be the sole and exclusive remedy therefor. In the event of termination under this Section 7(d), all other benefits, payments or compensation to be provided to Mr. Redmond hereunder shall terminate and Mr. Redmond’s rights in any stock option or incentive plans shall be governed solely by the terms of the applicable plan and grant.

8. Confidential Information. All confidential information or trade secrets which Mr. Redmond may obtain during the period of employment relating to the business of Atlas and its affiliates shall not be published, disclosed, or made accessible by him to any other person, firm, or corporation except in the business and for the benefit of Atlas and its affiliates. The provisions of this Section 8 shall survive the termination of this Agreement, but shall not apply to any information which is or becomes publicly available otherwise than by any breach of this Section 8.

9. Covenant Not to Compete; Covenant Not to Solicit.

(a) Mr. Redmond shall not, during the Term and for a period ending on the date two (2) years from the Date of Termination, directly or indirectly through another person or entity engage in any aspect of any business involved in (A) oil or natural gas exploration, drilling or production in the State of Michigan, or (B) the offering of ownership interests in any entity engaged in oil or natural gas exploration, drilling or production in the State of Michigan. For purposes of this Section 9(a), “to engage” shall include Mr. Redmond acting as an owner (of more than 5%), employee, director or officer of an entity so engaged.

(b) Mr. Redmond shall not, during the Term and for a period ending on the date two (2) years from the Date of Termination, directly or indirectly through another person or entity (i) induce or attempt to induce any officer or employee of Atlas or its affiliates to leave the employ of Atlas or such affiliate, or in any way interfere with the relationship between Atlas and any of its affiliates and any officer or employee thereof, (ii) hire any person who was an officer or employee of Atlas or any of its affiliates within 180 days after such person ceased to be an officer or employee of Atlas or any of its affiliates or (iii) induce or attempt to induce any customer, supplier, vendor, licensee, issuer, originator, investor or other business relation of Atlas or any of its affiliates to cease doing business with Atlas or such affiliate or in any way interfere with the relationship between any such customer, supplier, vendor, licensee, issuer, originator, investor or business relation and Atlas or any of its affiliates.

10. Remedies in Case of Breach of Certain Covenants or Termination. Atlas and Mr. Redmond agree that the damages that may result to Atlas from misappropriation of confidential information or a breach of covenants not to compete or solicit as prohibited by Sections 8 and 9 could be estimated only by conjecture and not by any accurate standard, and, therefore, any breach by Mr. Redmond of the provisions of such Sections, in addition to giving rise to monetary damages, will be enjoined.

11. Assignment.

(a) This Agreement is personal to Mr. Redmond and, without the prior written consent of Atlas, shall not be assignable by Mr. Redmond. This Agreement shall inure to the benefit of and be enforceable by Mr. Redmond’s legal representatives.

(b) This Agreement shall inure to the benefit of and be binding upon Atlas and its successors and assigns, and Atlas may assign this Agreement to any entity which is an affiliate of Atlas or Atlas Energy Resources, LLC. Mr. Redmond acknowledges and agrees that, if this Agreement is assigned pursuant to the previous sentence, he will perform the reasonable duties of a senior vice president of any such affiliate.

12. Miscellaneous.

(a) Severability. In case any one or more of the provisions contained herein shall, for any reason, be held to be invalid, illegal, or unenforceable in any respect such validity, illegality or unenforceability shall not affect any other provisions of this Agreement, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision(s) had never been contained herein, provided that such invalid, illegal or unenforceable provision(s) shall first be curtailed, limited or eliminated only to the extent necessary to remove such invalidity, illegality or unenforceability with respect to the applicable law as it shall then be applied.

(b) Modification of Agreement. This Agreement shall not be modified by any oral agreement, either expressed or implied, and all modifications thereof shall be in writing and signed by the parties hereto.

(c) Waiver. The waiver of any right under this Agreement by any of the parties hereto shall not be construed as a waiver of the same right at a future time or as a waiver of any other rights under this Agreement.

(d) Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the Commonwealth of Pennsylvania, without giving affect to the principles of conflicts of laws.

(e) Notices. Any notice to be given pursuant to this Agreement shall be sufficient if in writing and mailed by certified or registered mail, postage-prepaid, to the addresses listed below, or to such other address as either party may notify the other of in accordance with this Section.

If to Atlas:

Atlas Energy Resources, LLC

311 Rouser Road

Moon Township, Pennsylvania 15108

Attn: Richard D. Weber, President

If to Mr. Redmond:

Richard Redmond Jr.

15480 Old Bluff Trail

Traverse City, Michigan 49686

(f) Duplicate Originals and Counterparts. This Agreement may be executed in any number of duplicate originals or counterparts or facsimile counterparts, each of such duplicate original or counterpart or facsimile counterpart shall be deemed to be an original and all taken together shall constitute but one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have executed or caused to be executed this Agreement as of the date first above written.

ATLAS AMERICA, INC.

By:	/s/ Matthew A. Jones
Name:	Matthew A. Jones
Title:	Chief Executive Officer

RICHARD L. REDMOND JR.

/s/ Richard L. Redmond Jr.